NEWS RELEASE
FOR IMMEDIATE RELEASE
October 29, 2025
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FOURTH QUARTER AND FISCAL YEAR 2025 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company," "we" or "our"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced preliminary results today for the quarter and fiscal year ended September 30, 2025. For best viewing results, please view this release in Portable Document Format (PDF) on our website, https://ir.capfed.com.

Capitol Federal Financial, Inc., closed fiscal year 2025 with total assets of $9.78 billion, stockholders' equity of $1.05 billion and net income of $68.0 million. Each of these amounts grew from our previous fiscal year. This growth and improvement is a direct result of the strategic operational changes that the Board and management have implemented in recent years.
These results have been enhanced by our thoughtful approach to value-creating opportunities. Capital City Bank was acquired to facilitate the expansion of the Company's product and service offerings, as well as to diversify our asset and deposit bases, thereby expanding our revenue opportunities. Since that transaction, our commercial loan portfolio and non-retail deposits have grown from $319.1 million to $2.12 billion and $194.8 million to $508.2 million, respectively. Using the strength of the Company's brand, new core operating system, and selective additions to staff, we plan to continue growing our commercial loan portfolio through redeploying funds received from the repayment of correspondent loans. We expect that growth in the commercial deposit base will continue to lower our cost of funds.

We are also still benefiting from our October 2023 securities restructuring whereby we sold $1.30 billion of securities at a yield of 1.22%, purchased $632.0 million of securities yielding 5.75%, and paid down $500.0 million of Bank Term Funding debt at 4.70%, all of which led to an increase in our net interest margin by approximately 60 basis points in fiscal year 2024, a nearly 50% increase from our net interest margin for fiscal year 2023. Our net interest margin has further improved in fiscal year 2025.

John B. Dicus, Chairman and CEO stated that, "We are delivering value to stockholders through a more diversified balance sheet, expanded income streams, and diligent credit risk management. We expect the pace of the past two years to continue as we roll out more products and services and add to an already seasoned team of professionals focused on driving our commercial business lines. We are proud of our disciplined capital management approach which has resulted in our returning $2.01 billion to stockholders through share repurchases and dividends since our second-step conversion in 2010, and we will continue to focus on capital management decisions that drive long-term value for stockholders."

Highlights for the current quarter include:
•net income of $18.8 million, up from $18.4 million for the prior quarter;
•net interest margin increased 11 basis points to 2.09% from 1.98% the prior quarter;
•basic and diluted earnings per share of $0.14;
•an efficiency ratio of 56.84%, down from 58.26% the prior quarter;
•an operating expense ratio of 1.27%; and
•repurchased 618,260 shares of common stock at an average price of $6.23 per share.

Highlights for the fiscal year include:
•net income of $68.0 million compared to $38.0 million one year ago;
•net interest margin of 1.96%, an increase of 19 basis points from 1.77% one year ago;
•basic and diluted earnings per share of $0.52 compared to $0.29 per share one year ago;
•an efficiency ratio of 58.33% compared to 66.91% one year ago; and
•paid cash dividends of $0.34 per share.

Balance sheet highlights include:
•total assets of $9.78 billion;
•tangible book value per share of $7.85;
•commercial loan growth of $607.0 million, or 40.2%, during the fiscal year;

•commercial deposits growth of $190.2 million, or 59.8%, from September 30, 2024;
•distributed $14.0 million from the Bank to the Company due to attaining a positive balance of earnings and profit; and
•on October 28, 2025, the Company announced a cash dividend of $0.085 per share, payable on November 21, 2025 to stockholders of record as of the close of business on November 7, 2025.

Strategic Banking Initiatives
The Company is committed to the ongoing development of a full-service commercial bank and is investing in technology, people, products and services to make that happen. Our investments in technology to date have allowed the Company to launch new services and products, while the addition of seasoned and well-connected commercial bankers and trust and wealth advisors give us access to an exciting new customer group. Expanding our product suite of treasury management services enables us to service this new customer group, and expanded marketing and business development has increased the depth of customer relationships. As we complete the second year since embarking on our digital transformation, we have seen our efforts bear fruit and expect progress to accelerate going forward.

Mr. Dicus stated "While Capitol Federal has deep roots in our retail banking markets, we are focused and committed to prudently growing our commercial banking operations as we transform our business to provide a full-service community oriented commercial bank for our customers. We believe that by doing so, we are delivering long-term sustainable value to our stockholders."

Strategic Actions. The long-term success of this transformation is predicated on management's continued focus on deepening relationships with consumer and commercial customers. Management and the Board have committed resources through the growth of talented and skilled bankers, investments in technology, expanding marketing and outreach, as well as the development and increased internal monitoring of performance metrics that ensure we are on the path to achieve our performance objectives. Through our experienced relationship managers, we deliver customized solutions using advanced digital platforms and sophisticated cash management tools. Additionally, we are leveraging our centralized organizational structure to respond quickly to customers. We are actively pursuing opportunities to expand our non-interest-bearing deposit base and diversify fee-based revenue streams through strategic growth in treasury management services, trust and wealth management services, insurance, and small business banking.

Commercial Lending. During the current fiscal year, we closed on $901.9 million in commercial loans compared to $350.6 million in the prior fiscal year and commercial loans continue to grow as a percentage of our overall loan portfolio. As of September 30, 2025, commercial loans comprised 26% of our loan portfolio compared to 19% at the prior fiscal year end. Maintaining strong credit quality remains a top priority as we expand our commercial loan portfolio. To accomplish this, in addition to disciplined underwriting and ongoing credit administration, we monitor concentration levels by collateral types, geographic location and borrowing relationships. During the current fiscal year, the Bank implemented commercial loan pricing and profitability software that provides pricing and profitability insights based on the full customer banking relationship. We also implemented software that provides market insight regarding competitor pricing to assist loan officers when preparing a loan offering. This has increased our ability to profitably compete with other banks in our markets as well as financial institutions outside of our markets.

Treasury Management. The Bank services commercial customers through a competitive suite of treasury management products and an experienced team of treasury management officers. This team is focused on the deposit and cash management needs of commercial customers and growing this line of business through acquisition of new customers located both in our immediate market areas, and those who we lend to outside of our local market areas. Additionally, this fiscal year, the Bank deployed a team of business development officers tasked with growing the deposit base within the small business customer segment, focused on serving small businesses in our market areas with a dedicated line of products specifically designed for these customers. The Bank expects to introduce digital onboarding for small business customers using industry-leading risk management and screening tools, which will replace many manual verification tasks. Additionally, as we add more sophisticated commercial clients, we are evaluating new technology in order to capture a larger share of their business with additional products and services. Within calendar year 2026, we expect to implement new technology for lockbox services, integrated accounts receivables, purchase cards and corporate cards. While the majority of our commercial deposit growth in fiscal year 2025 resulted from commercial loan covenants and provisions, our treasury management officers and business development officers often land depository relationships independent of a lending relationship. This will be a focus area for our sales teams as the Bank continues to diversify funding sources and seeks to increase fee revenue tied to depository accounts.

Digital Banking. We are advancing towards a seamless digital banking experience for all customers, enhancing the Bank's ability to attract and retain deposits. This strategy includes a new deposit account onboarding platform that was implemented in November 2024 and digital banking enhancements for debit cardholders which will allow customers to begin using their card immediately online and in digital wallets without waiting for the delivery of a physical card. These enhancements are projected to be implemented in the second quarter of fiscal year 2026. Since changing core and digital providers in August 2023, the Bank has taken advantage of our open-source platforms through the evaluation of add-on technologies that will integrate into our digital banking experience for consumers, small businesses, and commercial customers.

Private Banking, Trust and Wealth Management. We are preparing to implement a comprehensive suite of private banking products and services which is a new line of business for the Bank. During the current quarter, the Bank added several seasoned and well-connected wealth management professionals to focus on these products and services. Their expertise in private banking and related areas will support our new private banking efforts and is expected to transform our trust and wealth management business. Private banking relationships are defined as customers with $5 million or more in personal relationships with the Bank by way of loans, deposits, or assets under management. Private banking customers are expected to begin onboarding in the first quarter of fiscal year 2026. We believe that our private banking line of business will be a gateway to driving off-balance sheet revenue and bridge the gap between high-net-worth depository customers, small business owners or key commercial customers, and corporate trustee opportunities for the Bank.

Stockholder Value. Delivering long-term sustainable stockholder value will continue to be our North Star while also maintaining a strong capital position. As part of our historically robust and disciplined approach to capital management, our approach continues to generate returns to stockholders through dividend payments and share repurchases. Total dividends declared and paid during fiscal year 2025 were $44.3 million. The Company repurchased 618,260 shares for $3.9 million during fiscal year 2025, all of which occurred in the last quarter of the fiscal year. Since completing our second-step conversion in December 2010, we have returned $2.01 billion to stockholders through $1.57 billion in cash dividends and $439.9 million of share repurchases. For fiscal year 2026, it is the intention of the Board of Directors to continue the regular quarterly cash dividend of $0.085 per share and to seek further opportunities for value-enhancing share repurchases.

Comparison of Operating Results for the Three Months Ended September 30, 2025 and June 30, 2025
For the quarter ended September 30, 2025, the Company recognized net income of $18.8 million, or $0.14 per share, compared to net income of $18.4 million, or $0.14 per share, for the quarter ended June 30, 2025. The increase in net income in the current quarter was due primarily to higher net interest income, partially offset by higher non-interest expense, income tax expense and provision for credit losses. The net interest margin increased 11 basis points, from 1.98% for the prior quarter to 2.09% for the current quarter due mainly to growth in the higher yielding commercial loan portfolio.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$87,343	$82,914	$4,429	5.3%
Mortgage-backed securities ("MBS")	11,808	12,163	(355)	(2.9)
Federal Home Loan Bank Topeka ("FHLB") stock	2,163	2,197	(34)	(1.5)
Cash and cash equivalents	2,148	1,620	528	32.6
Investment securities	582	784	(202)	(25.8)
Total interest and dividend income	$104,044	$99,678	$4,366	4.4

The increase in interest income on loans receivable was due mainly to increases in the average balance and yield of the commercial loan portfolio compared to the prior quarter. The decrease in interest income on MBS was due primarily to a lower average balance compared to the prior quarter, resulting from principal repayments that were not reinvested into the portfolio. The increase in interest income on cash and cash equivalents was due to an increase in the average balance. The decrease in interest income on investment securities was due mainly to a lower average balance compared to the prior quarter, resulting primarily from investments that were called and not replaced. Cash flows from MBS and investment securities and deposit growth during the current quarter were mainly used to fund commercial loan growth. Cash inflows from the securities portfolios not used for immediate commercial loan funding needs were retained in cash and cash equivalents in anticipation of future commercial loan funding and operational needs.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$37,204	$35,860	$1,344	3.7%
Borrowings	18,057	18,360	(303)	(1.7)
Total interest expense	$55,261	$54,220	$1,041	1.9

Interest expense on deposits was higher during the current quarter, due mainly to continued growth of the Bank's high yield savings account offering, along with an increase in the average balance of retail certificates of deposit and the cost of money market accounts due to an increase in the average balance of higher tier money market accounts. Management has continued to focus on retaining and growing deposits through its high yield savings account product. See additional discussion in "Financial Condition as of September 30, 2025" below. The decrease in borrowings expense was due to a decrease in the average balance, due mainly to FHLB borrowings that matured between periods and were not replaced. Cash flows from the increase in the deposit portfolio were used to repay these borrowings.

Provision for Credit Losses
The Company recorded a provision for credit losses of $519 thousand during the current quarter compared to a release of provision for credit losses of $451 thousand for the prior quarter. The provision for credit losses in the current quarter was comprised of a $1.3 million increase in the allowance for credit losses ("ACL") for loans, partially offset by a $778 thousand decrease in the reserve for off-balance sheet credit exposures. The $1.3 million increase in the ACL was mainly related to commercial loan growth and commercial commitment fundings during the current quarter. The $778 thousand decrease in the reserve for off-balance sheet credit exposures was due mainly to a decrease in commercial off-balance sheet credit exposures as several large dollar commitments from the prior quarter were funded.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,873	$2,867	$6	0.2%
Insurance commissions	1,018	884	134	15.2
Other non-interest income	1,900	1,537	363	23.6
Total non-interest income	$5,791	$5,288	$503	9.5

During the current quarter, insurance commissions increased due primarily to the receipt of commissions that exceeded accruals. Other non-interest income increased compared to the prior quarter, due mainly to higher income from bank-owned life insurance ("BOLI") due to changes in rates and an increase in the crediting rate as a result of updates to certain policies that were executed during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$15,936	$15,277	$659	4.3%
Information technology and related expense	5,053	5,163	(110)	(2.1)
Occupancy, net	3,292	3,270	22	0.7
Regulatory and outside services	1,590	1,261	329	26.1
Advertising and promotional	1,915	1,453	462	31.8
Federal insurance premium	1,114	1,072	42	3.9
Deposit and loan transaction costs	658	715	(57)	(8.0)
Office supplies and related expense	490	370	120	32.4
Other non-interest expense	970	983	(13)	(1.3)
Total non-interest expense	$31,018	$29,564	$1,454	4.9
The increase in salaries and employee benefits compared to the prior quarter was due mainly to compensation and compensation-related accruals. The increase in regulatory and outside services was due mainly to higher consulting expenses and the usage of outside services in the current quarter. The increase in advertising and promotional expense was due primarily to the timing of seasonal sponsorships and campaigns compared to the prior quarter.

The Company's efficiency ratio was 56.84% for the current quarter compared to 58.26% for the prior quarter. The improvement in the efficiency ratio was due to higher net interest income during the current quarter, partially offset by higher non-interest expense. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value generally indicates that it is costing the financial institution less money to generate revenue. The Company's operating expense ratio (annualized) for the current quarter was 1.27% compared to 1.23% for the prior quarter. The operating expense ratio was higher in the current quarter due to higher non-interest expense. The operating expense ratio is a measure of a financial institution's total non-interest expense as a percentage of average assets, providing insight into how efficiently the Company is managing its expenses in relation to its assets and does not take into consideration changes in interest rates.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2025	2025	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$23,037	$21,633	$1,404	6.5%
Income tax expense	4,224	3,251	973	29.9
Net income	$18,813	$18,382	$431	2.3

Effective Tax Rate	18.3%	15.0%
During the prior quarter, a change in Kansas tax law was enacted that is effective October 1, 2027 for the Company and the Bank. The State of Kansas is changing the way it attributes taxable income to the state, specifically, moving from a three-factor apportionment (property, payroll and receipts) method to a single receipts method. Most of the Bank's property and payroll are located in Kansas, though a large amount of its revenue-generating activities, predominantly loan interest income, are conducted outside of Kansas. The Bank is expecting a decrease in income apportioned to Kansas starting in fiscal year 2028 due to the tax law change. As a result, as of June 30, 2025, the Bank remeasured its state deferred tax assets and liabilities expected as of October 1, 2027. The Bank recorded an $857 thousand reduction in net state income tax expense related to this law change, which is the primary reason for the lower effective tax rate and income tax expense for the prior quarter.

Comparison of Operating Results for the Years Ended September 30, 2025 and 2024
The Company recognized net income of $68.0 million, or $0.52 per share, for the current year, compared to net income of $38.0 million, or $0.29 per share, for the prior year. The increase in net income was due mainly to higher net interest and non-interest income, partially offset by higher non-interest expense. Non-interest income was lower in the prior year due mainly to the net losses on the sale of securities associated with the securities strategy. See additional discussion regarding the securities strategy in the "Securities Strategy to Improve Earnings" section below. The securities associated with the securities strategy were sold in the prior year, and in that period the Company incurred $13.3 million ($10.0 million net of tax) of net losses related to the sale of those securities. Excluding the effects of the net loss associated with the securities strategy, earnings per share would have been $0.37 for the prior year. The increase in earnings per share excluding the effects of the net loss associated with the securities strategy was due primarily to higher net interest income in the current year.

The net interest margin increased 19 basis points, from 1.77% for the prior year to 1.96% for the current year. The increase was due mainly to higher yields on the loan portfolio due to the continued shift of loan balances from the one- to four-family loan portfolio to the higher yielding commercial loan portfolio, which outpaced the increase in the cost of deposits.

Securities Strategy to Improve Earnings
In October 2023, the Company initiated a securities strategy (the "securities strategy") by selling $1.30 billion of securities, representing 94% of its securities portfolio. Since the Company did not have the intent to hold the $1.30 billion of securities to maturity at September 30, 2023, the Company recognized an impairment loss on those securities of $192.6 million which was reflected in the Company's financial statements for the quarter and fiscal year ended September 30, 2023. The securities strategy allowed the Company to improve its earnings stream going forward, beginning in the quarter ended December 31, 2023, by redeploying most of the proceeds into then-current market rate securities. The Company utilized the remaining proceeds to deleverage the balance sheet. During the quarter ended December 31, 2023, the Company completed the sale of securities and recognized $13.3 million ($10.0 million net of tax), or $0.08 per share, of additional loss. See additional information regarding the impact of the securities strategy on our financial measurements in "Supplemental Financial Information - Average Balance Sheets" below. The $1.30 billion of securities sold had a weighted average yield of 1.22% and an average duration of 3.6 years. With the proceeds from the sale of the securities, the Company purchased $632.0 million of securities yielding 5.75%, paid down $500.0 million of borrowings with a weighted average cost of 4.70%, and held the remaining cash at the Federal Reserve Bank of Kansas City ("FRB") earning interest at the reserve balance rate until such time as it could be used to fund commercial lending activities or for other Bank operations.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$332,518	$308,707	$23,811	7.7%
MBS	46,259	33,650	12,609	37.5
FHLB stock	8,997	10,009	(1,012)	(10.1)
Cash and cash equivalents	8,368	15,728	(7,360)	(46.8)
Investment securities	3,377	8,749	(5,372)	(61.4)
Total interest and dividend income	$399,519	$376,843	$22,676	6.0

The increase in interest income on loans receivable was due primarily to the continued shift of loan balances from the one- to four-family loan portfolio to higher yielding commercial loans. See additional discussion regarding the composition of the loan portfolio in the "Financial Condition as of September 30, 2025" section below. The increase in interest income on MBS was due mainly to an increase in the average balance of the portfolio, due mainly to securities purchases between periods. Interest income on cash and cash equivalents decreased due largely to a decrease in the average balance, along with a decrease in the weighted average yield compared to the prior year due to lower FRB interest rates. The decrease in the average balance was mainly a result of the securities strategy in the prior year, as not all proceeds from the sale of securities were immediately redeployed. The decrease in interest income on investment securities was due to a decrease in average balance, due primarily to the securities purchased as part of the securities strategy being called or maturing during fiscal year 2024 and not being replaced in their entirety. The cash flows from the investment securities portfolio that were not reinvested were generally invested in the MBS portfolio.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$146,262	$139,549	$6,713	4.8%
Borrowings	72,946	75,233	(2,287)	(3.0)
Total interest expense	$219,208	$214,782	$4,426	2.1

The increase in interest expense on deposits was due primarily to growth in the high yield savings account, and to a lesser extent, an increase in the average balance of retail certificates of deposits. The increases were partially offset by a decrease in the weighted average rate paid on, and in the average balance of, money market accounts. See additional discussion regarding high yield savings in the "Financial Condition as of September 30, 2025" section below.

The decrease in interest expense on borrowings was due to a decrease in the average balance, which was partially offset by a higher weighted average interest rate. The decrease in the average balance of borrowings was due mainly to FHLB borrowings that matured between periods and were not renewed, along with a decrease in borrowings under the Federal Reserve's Bank Term Funding Program ("BTFP"), which were repaid during the prior year using a portion of the proceeds from the securities strategy. Cash flows from the deposit portfolio were generally used to pay off maturing FHLB borrowings. The increase in the weighted average interest rate was due primarily to higher market interest rates on FHLB borrowings that matured and were renewed between periods.

Provision for Credit Losses
The Company recorded a provision for credit losses of $745 thousand during the current year compared to a provision for credit losses of $1.3 million for the prior year. The provision for credit losses in the current year was comprised of a $1.2 million increase in the ACL for loans, partially offset by a $457 thousand decrease in the reserve for off-balance sheet credit exposures. The increase in ACL for loans was due to commercial loan growth during the current year, partially offset by an update to the ACL model's regression analyses implemented during the current year which largely impacted the commercial loan portfolio. See additional details in the "Supplemental Financial Information - Allowance for Credit Losses" discussion below. The decrease in the reserve for off-balance sheet credit exposures was due mainly to a decrease in commercial off-balance sheet credit exposures.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$11,043	$10,562	$481	4.6%
Insurance commissions	3,605	3,257	348	10.7
Net loss from securities transactions	—	(13,345)	13,345	100.0
Other non-interest income	6,077	4,770	1,307	27.4
Total non-interest income	$20,725	$5,244	$15,481	295.2

The increase in deposit service fees was due mainly to growth in treasury management service fees. The increase in insurance commissions was due primarily to the receipt of commissions exceeding accrued amounts. The net loss from securities transactions in the prior year was related to the securities strategy. Other non-interest income was higher in the current year due mainly to an increase in BOLI income primarily from an increase in the crediting rate as a result of updates made to certain existing policies that were executed during the current year. Additionally, in the prior year there was a net loss on a financial derivative related to a commercial lending relationship and no such loss in the current year due to the related loan being paid off in the prior year.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$60,383	$52,272	$8,111	15.5%
Information technology and related expense	19,690	20,324	(634)	(3.1)
Occupancy, net	13,397	13,558	(161)	(1.2)
Regulatory and outside services	5,433	5,743	(310)	(5.4)
Advertising and promotional	4,950	4,264	686	16.1
Federal insurance premium	4,319	6,052	(1,733)	(28.6)
Deposit and loan transaction costs	2,843	2,719	124	4.6
Office supplies and related expense	1,696	1,691	5	0.3
Other non-interest expense	4,559	5,320	(761)	(14.3)
Total non-interest expense	$117,270	$111,943	$5,327	4.8

The increase in salaries and employee benefits was mainly attributable to an increase in the number of employees between periods, merit increases and salary adjustments to remain market competitive, and a higher accrual of incentive compensation during the current year than the prior year related to the Bank's short-term performance plan. The decrease in information technology and related expense was due mainly to a decrease in usage of third-party professional services along with a decrease in depreciation expense during the current year. The decrease in regulatory and outside services was due to a reduction in usage of certain outside services compared to the prior year. The increase in advertising and promotional expense was due to timing of campaigns, including campaigns from the prior fiscal year that were delayed until the current fiscal year. The decrease in the federal insurance premium was due primarily to a decrease in the Federal Deposit Insurance Corporation ("FDIC") assessment rate as a result of the way the assessment rate was adjusted in fiscal year 2024 for the occurrence of the Bank's net loss during the quarter ended September 30, 2023. The decrease in other non-interest expense was due mainly to higher customer fraud losses in the prior year and the maturity of an interest rate swap agreement during the current year which reduced the expense associated with the collateral held in relation to the interest rate swap.
The Company's efficiency ratio was 58.33% for the current year compared to 66.91% for the prior year. Excluding the net losses from the securities strategy, the efficiency ratio would have been 61.97% for the prior year. The improvement in the efficiency ratio, excluding the net losses from the securities strategy, was due primarily to higher net interest income compared to the prior year, partially offset by higher non-interest expense. The Company's operating expense ratio for the current year was 1.22% compared to 1.17% for the prior year. The operating expense ratio was higher in the current year due mainly to higher non-interest expense.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Year Ended
	September 30,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$83,021	$54,103	$28,918	53.4%
Income tax expense	14,996	16,093	(1,097)	(6.8)
Net income	$68,025	$38,010	$30,015	79.0

Effective Tax Rate	18.1%	29.7%
Income tax expense was lower in the current year compared to the prior year, due mainly to income tax associated with the pre-1988 bad debt recapture in the prior fiscal year, partially offset by higher pretax income in the current year. Management anticipates the effective tax rate for fiscal year 2026 will be 19% to 20%.

Fiscal Year 2026 Outlook
Salary and employee benefit expense is anticipated to increase approximately 9% from fiscal year 2025 due to the expected hiring of additional professionals, merit increases, continued staff compensation alignment with market compensation levels, and the impact of the first full year of compensation for recently hired sales professionals. Information technology expense in fiscal year 2025 was less than anticipated due primarily to projects being postponed to fiscal year 2026. It is anticipated that information technology expense will increase approximately 15% from fiscal year 2025 due to project postponements to fiscal year 2026, along with several new initiatives that are anticipated to be implemented during fiscal year 2026. Overall, non-interest expense is projected to increase 7% in fiscal year 2026 from the fiscal year 2025 amount. Management anticipates the FRB will continue to reduce rates during our 2026 fiscal year, which should allow a reduction in our deposit interest expense while our loan portfolio yield is expected to remain stable or increase due to the ongoing remixing of our loan portfolio. As a result of the strategic initiatives previously discussed, it is likely the Company will grow past $10 billion in total assets in the coming fiscal years.

Financial Condition as of September 30, 2025
The following table summarizes the Company's financial condition at the dates indicated.

			Annualized
	September 30,	June 30,	Percent	September 30,	Percent
	2025	2025	Change	2024	Change
	(Dollars and shares in thousands)
Total assets	$9,778,701	$9,692,739	3.5%	$9,527,608	2.6%
Available-for-sale ("AFS") securities	867,216	956,229	(37.2)	856,266	1.3
Loans receivable, net	8,111,961	8,023,554	4.4	7,907,338	2.6
Deposits	6,591,448	6,431,137	10.0	6,129,982	7.5
Borrowings	1,950,770	2,071,585	(23.3)	2,179,564	(10.5)
Stockholders' equity	1,047,677	1,046,158	0.6	1,032,270	1.5
Equity to total assets at end of period	10.7%	10.8%		10.8%
Average number of basic shares outstanding	129,874	130,081	(0.6)	129,918	—
Average number of diluted shares outstanding	129,874	130,081	(0.6)	129,918	—

Securities decreased $89.0 million from June 30, 2025 to September 30, 2025, due primarily to calls and principal repayments during the current quarter that were not reinvested into the portfolio. The loan portfolio increased $88.4 million during the current quarter as cash flows from the securities portfolio were used to fund loan growth. The loan portfolio mix continued to shift from one- to four-family loans to commercial loans during the current quarter, with commercial loan growth of $204.2 million, partially offset by a $113.9 million decrease in one- to four-family loans. The growth in commercial loans was due mainly to a $148.3 million increase in the commercial real estate loan portfolio during the quarter. As of September 30, 2025, the Bank expects to fund approximately $76 million of undisbursed amounts on existing commercial real estate and commercial construction loans and approximately $40 million of commercial real estate and commercial construction loan commitments during the December 31, 2025 quarter. Additionally, the Bank expects to fund approximately $26 million of undisbursed amounts and commitments related to commercial and industrial loans during the December 31, 2025 quarter.

As a result of continued high interest rates and a lack of housing inventory, which has reduced housing market transactions, our one- to four-family origination and refinance activity has slowed, directly impacting the Bank's one- to four-family loan portfolio. The Bank suspended its one- to four-family correspondent lending channels during fiscal year 2024 for the foreseeable future. Management expects the Bank's one- to four-family originated loan portfolio will continue to decrease as the affordability of housing remains challenging, there is a limited supply of homes for sale and we compete with nationwide online mortgage originators. It is expected that cash flows generated from the repayments of our one- to four-family portfolio will continue to be used to fund commercial loan growth. Maintaining strong credit quality remains a top priority as we expand our commercial loan portfolio. The weighted average debt service coverage ratio ("DSCR") for commercial loan originations and purchases during the current fiscal year was 1.68x and the weighted average loan-to-value ("LTV") for commercial real estate and construction loans originated and purchased was 74%. The weighted average DSCR and LTV for our commercial real estate and construction loans was 1.65x and 61%, respectively, at September 30, 2025.

Deposits increased $160.3 million during the current quarter due mainly to retail certificates of deposit, commercial deposits, and the Bank's high yield savings account offering. Borrowings decreased $120.8 million due to the maturity of $100.0 million in borrowings during the current quarter that were not replaced, along with principal payments made on the Bank's amortizing FHLB advances.

Total assets increased $251.1 million from September 30, 2024, due to growth in the loan portfolio, which was largely funded with deposit growth, mainly through the Bank's high yield savings account offering. The commercial loan portfolio increased $607.0 million during the current year, due primarily to commercial real estate loan growth, partially offset by a decrease of $400.0 million in one- to four-family loans.

Deposits increased $461.5 million from September 30, 2024, due mainly to the Bank's high yield savings account offering, which increased $364.5 million during the current year. Management has continued to focus on retaining and growing deposits through the Bank's high yield savings account product, which, as of September 30, 2025, had an annual percentage yield of 4.00% for accounts that meet the $10 thousand balance minimum.

Borrowings decreased $228.8 million during the current year due to principal payments made on the Bank's amortizing advances, along with borrowings that matured but were not replaced. Management estimates that the Bank had $2.92 billion in liquidity available at September 30, 2025, based on the Bank's blanket collateral agreement with FHLB and unencumbered securities.

The following table summarizes loan originations and purchases, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended		For the Year Ended
	September 30, 2025		September 30, 2025
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations, purchases, and participations
One- to four-family and consumer:
Originated	$88,055	6.61%	$352,003	6.52%

Commercial:
Originated	251,192	6.58	797,466	6.93
Participations/Purchased	11,952	6.85	104,431	7.10
	$351,199	6.60	$1,253,900	6.83

Deposit Activity
Non-maturity deposits	$69,212		$414,096
Retail/Commercial certificates of deposit	85,893		1,986

Borrowing activity
Maturities and repayments	(121,168)	3.30	(879,672)	3.39
New borrowings	—	—	650,000	4.13

Stockholders' Equity
Stockholders' equity totaled $1.05 billion at September 30, 2025, an increase of $15.4 million from September 30, 2024. Consistent with our goal to operate a sound and profitable financial organization that delivers long-term stockholder value, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of September 30, 2025, the Bank's capital ratios exceeded the well-capitalized requirements, and the Bank exceeded internal policy thresholds for sensitivity to changes in interest rates. As of September 30, 2025, the Bank's community bank leverage ratio was 9.6%.

During the year ended September 30, 2025, the Company paid regular quarterly cash dividends totaling $44.3 million, or $0.34 per share. On October 28, 2025, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.0 million, payable on November 21, 2025 to stockholders of record as of the close of business on November 7, 2025. For fiscal year 2026, it is the intention of the Company's Board of Directors to pay out a regular quarterly cash dividend of $0.085 per share, totaling $0.34 per share for the year.

The Board of Directors continues to evaluate various alternatives for capital allocation to enhance stockholder value, including the repurchase of stock, the payment of additional cash dividends, or retaining earnings to support future growth. Since our second-step conversion in December 2010, we have returned $2.01 billion in capital to stockholders through dividends totaling $1.57 billion and stock repurchases totaling $439.9 million. This is supported by our holistic approach to managing the balance sheet through continuous modeling of the Bank's performance, risk management, our commitment to credit quality and periodic stress testing.

Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, the Bank's current tax earnings and accumulated earnings and profits, and the amount of cash at the holding company level. Through the payment of the True Blue dividend in prior years, the Company was able to provide stockholder value by reducing its excess capital. The last True Blue dividend occurred in fiscal year 2022. Management and the Board of Directors believe that a tier 1 leverage ratio of about 9% is appropriate to manage the risk profile of the Company.

At September 30, 2025, Capitol Federal Financial, Inc., at the holding company level, had $17.6 million in cash on deposit at the Bank. During the current quarter, the Bank distributed $14.0 million from the Bank to the Company. This represented the only distribution from the Bank to the Company during fiscal year 2025. Distributions from the Bank to the Company during fiscal year 2025 were limited due to the tax associated with the pre-1988 bad debt recapture which is related to the Bank's tax accumulated earnings and profits. During the current quarter, the Bank reached a point that there was sufficient taxable income earned to replenish the Bank's tax accumulated earnings and profits to a positive level, allowing the Bank to make a distribution to the Company and not have that distribution subject to the pre-1988 bad debt recapture tax. Due to the Bank's expected continuing positive tax accumulated earnings and profit balance, it is anticipated that the Bank will be in a position to make earnings distributions to the Company during fiscal year 2026. Earnings distributions from the Bank to the Company will be limited to the extent necessary to prevent the Bank from re-entering a negative accumulated earnings and profit position and have to pay the pre-1988 bad debt recapture tax on earnings moved from the Bank to the Company.

During the current quarter, the Company repurchased 618,260 shares of common stock at an average price of $6.23 per share. The Company currently has $71.1 million remaining authorized under its existing stock repurchase plan. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. Although our existing repurchase plan has no expiration date we are required to annually seek the FRB's non-objection for the buyback amount. The FRB's current non-objection for the Company to repurchase up to $75 million of stock expires in February 2026.

The following table presents a reconciliation of total to net shares outstanding as of September 30, 2025.

Total shares outstanding	132,204,305
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,644,392)
Net shares outstanding	129,559,913

Capitol Federal Financial, Inc. is the holding company for the Bank. As of September 30, 2025, the Bank had 46 branch locations in Kansas and Missouri and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; the potential imposition of new or increased tariffs or changes to existing trade policies that could affect economic activity or specific industry sectors; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's market areas; the future earnings and capital levels of the Bank and the impact of potential pre-1988 bad debt recapture, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	June 30,	September 30,
	2025	2025	2024
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $229,566, $150,552 and $192,138)	$252,443	$174,965	$217,307
AFS securities, at estimated fair value (amortized cost of $847,369, $933,360 and $829,852)	867,216	956,229	856,266
Loans receivable, net (ACL of $24,039, $22,808 and $23,035)	8,111,961	8,023,554	7,907,338
FHLB stock, at cost	90,662	98,225	101,175
Premises and equipment, net	89,314	88,967	91,463
Income taxes receivable, net	220	1,070	359
Deferred income tax assets, net	23,826	21,399	21,978
Other assets	343,059	328,330	331,722
TOTAL ASSETS	$9,778,701	$9,692,739	$9,527,608

LIABILITIES:
Deposits	$6,591,448	$6,431,137	$6,129,982
Borrowings	1,950,770	2,071,585	2,179,564
Advances by borrowers	65,416	38,857	61,801
Deferred income tax liabilities, net	2,056	—	—
Other liabilities	121,334	105,002	123,991
Total liabilities	8,731,024	8,646,581	8,495,338

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 132,204,305, 132,800,865 and 132,735,565 shares issued and outstanding as of September 30, 2025, June 30, 2025, and September 30, 2024, respectively	1,322	1,328	1,327
Additional paid-in capital	1,142,711	1,146,648	1,146,851
Unearned compensation, ESOP	(24,780)	(25,193)	(26,431)
Accumulated deficit	(87,331)	(95,078)	(111,104)
Accumulated other comprehensive income, net of tax	15,755	18,453	21,627
Total stockholders' equity	1,047,677	1,046,158	1,032,270
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,778,701	$9,692,739	$9,527,608

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2025	2025	2025	2024
INTEREST AND DIVIDEND INCOME:
Loans receivable	$87,343	$82,914	$332,518	$308,707
MBS	11,808	12,163	46,259	33,650
FHLB stock	2,163	2,197	8,997	10,009
Cash and cash equivalents	2,148	1,620	8,368	15,728
Investment securities	582	784	3,377	8,749
Total interest and dividend income	104,044	99,678	399,519	376,843

INTEREST EXPENSE:
Deposits	37,204	35,860	146,262	139,549
Borrowings	18,057	18,360	72,946	75,233
Total interest expense	55,261	54,220	219,208	214,782

NET INTEREST INCOME	48,783	45,458	180,311	162,061

PROVISION FOR CREDIT LOSSES	519	(451)	745	1,259
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	48,264	45,909	179,566	160,802

NON-INTEREST INCOME:
Deposit service fees	2,873	2,867	11,043	10,562
Insurance commissions	1,018	884	3,605	3,257
Net loss from securities transactions	—	—	—	(13,345)
Other non-interest income	1,900	1,537	6,077	4,770
Total non-interest income	5,791	5,288	20,725	5,244

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,936	15,277	60,383	52,272
Information technology and related expense	5,053	5,163	19,690	20,324
Occupancy, net	3,292	3,270	13,397	13,558
Regulatory and outside services	1,590	1,261	5,433	5,743
Advertising and promotional	1,915	1,453	4,950	4,264
Federal insurance premium	1,114	1,072	4,319	6,052
Deposit and loan transaction costs	658	715	2,843	2,719
Office supplies and related expense	490	370	1,696	1,691
Other non-interest expense	970	983	4,559	5,320
Total non-interest expense	31,018	29,564	117,270	111,943
INCOME BEFORE INCOME TAX EXPENSE	23,037	21,633	83,021	54,103
INCOME TAX EXPENSE	4,224	3,251	14,996	16,093
NET INCOME	$18,813	$18,382	$68,025	$38,010

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	September 30, 2025			June 30, 2025
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,794,781	$36,521	3.85%	$3,838,361	$36,340	3.79%
Purchased	2,167,994	17,668	3.26	2,232,868	18,454	3.31
Total one- to four-family loans	5,962,775	54,189	3.63	6,071,229	54,794	3.61
Commercial loans:
Commercial real estate	1,670,205	24,317	5.70	1,496,569	20,669	5.46
Commercial and industrial	196,992	3,515	6.98	143,479	2,478	6.83
Commercial construction	182,855	3,050	6.53	174,407	2,778	6.30
Total commercial loans	2,050,052	30,882	5.89	1,814,455	25,925	5.65
Consumer loans	113,979	2,272	7.91	110,809	2,195	7.95
Total loans receivable(1)	8,126,806	87,343	4.27	7,996,493	82,914	4.13
MBS(2)	860,833	11,808	5.49	884,321	12,163	5.50
Investment securities(2)(3)	45,467	582	5.13	60,319	784	5.19
FHLB stock	94,288	2,163	9.10	96,564	2,197	9.13
Cash and cash equivalents	192,755	2,148	4.36	145,579	1,620	4.40
Total interest-earning assets	9,320,149	104,044	4.43	9,183,276	99,678	4.33
Other non-interest-earning assets	468,378			455,441
Total assets	$9,788,527			$9,638,717

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$869,328	497	0.23	$883,428	497	0.23
High yield savings	427,416	4,229	3.93	352,815	3,606	4.10
Other savings	428,106	81	0.07	438,821	77	0.07
Money market	1,244,320	4,037	1.29	1,220,567	3,700	1.22
Retail certificates	2,787,294	26,596	3.79	2,739,886	26,481	3.88
Commercial certificates	60,637	553	3.62	59,586	557	3.75
Wholesale certificates	118,066	1,211	4.07	91,645	942	4.12
Total deposits	5,935,167	37,204	2.49	5,786,748	35,860	2.49
Total interest-bearing liabilities	7,962,253	55,261	2.75	7,872,444	54,220	2.76
Non-interest-bearing deposits	587,128			564,913
Other non-interest-bearing liabilities	189,471			159,035
Stockholders' equity	1,049,675			1,042,325
Total liabilities and stockholders' equity	$9,788,527			$9,638,717

Net interest income(4)		$48,783			$45,458
Net interest-earning assets	$1,357,896			$1,310,832
Net interest margin(5)			2.09			1.98
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x

Selected performance ratios:
Return on average assets (annualized)(6)(10)			0.77%			0.76%
Return on average equity (annualized)(7)(10)			7.17			7.05
Average equity to average assets			10.72			10.81
Operating expense ratio (annualized)(8)			1.27			1.23
Efficiency ratio(9)(10)			56.84			58.26

	For the Year Ended September 30,
	2025			2024
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,859,371	$145,552	3.77%	$3,984,971	$142,011	3.56%
Purchased	2,256,624	73,932	3.28	2,473,301	79,492	3.21
Total one- to four-family loans	6,115,995	219,484	3.59	6,458,272	221,503	3.43
Commercial loans:
Commercial real estate	1,452,288	82,426	5.60	1,074,424	59,154	5.42
Commercial and industrial	151,126	10,396	6.78	119,156	7,897	6.52
Commercial construction	176,620	11,333	6.33	184,841	10,991	5.85
Total commercial loans	1,780,034	104,155	5.77	1,378,421	78,042	5.57
Consumer loans	111,402	8,879	7.97	107,357	9,162	8.53
Total loans receivable(1)	8,007,431	332,518	4.13	7,944,050	308,707	3.87
MBS(2)	834,345	46,259	5.54	619,521	33,650	5.43
Investment securities(2)(3)	63,650	3,377	5.31	180,640	8,749	4.84
FHLB stock	97,054	8,997	9.27	106,064	10,009	9.44
Cash and cash equivalents	185,052	8,368	4.46	286,988	15,728	5.39
Total interest-earning assets	9,187,532	399,519	4.33	9,137,263	376,843	4.11
Other non-interest-earning assets	460,405			460,278
Total assets	$9,647,937			$9,597,541

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$874,377	2,010	0.23	$873,097	1,978	0.23
High yield savings	283,605	11,492	4.05	31,345	1,297	4.14
Other savings	437,766	335	0.08	462,111	529	0.11
Money market	1,237,612	15,643	1.26	1,302,817	22,333	1.71
Retail certificates	2,782,181	110,813	3.98	2,680,003	106,204	3.96
Commercial certificates	58,675	2,318	3.95	54,484	2,247	4.12
Wholesale certificates	86,457	3,651	4.22	109,217	4,961	4.54
Total deposits	5,760,673	146,262	2.54	5,513,074	139,549	2.53
Borrowings	2,108,626	72,946	3.46	2,338,222	75,233	3.21
Total interest-bearing liabilities	7,869,299	219,208	2.78	7,851,296	214,782	2.73
Non-interest-bearing deposits	562,084			533,821
Other non-interest-bearing liabilities	177,178			180,979
Stockholders' equity	1,039,376			1,031,445
Total liabilities and stockholders' equity	$9,647,937			$9,597,541

Net interest income(4)		$180,311			$162,061
Net interest-earning assets	$1,318,233			$1,285,967
Net interest margin(5)			1.96			1.77
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.16x

Selected performance ratios:
Return on average assets(6)(10)			0.71%			0.40%
Return on average equity(7)(10)			6.54			3.69
Average equity to average assets			10.77			10.75
Operating expense ratio(8)			1.22			1.17
Efficiency ratio(9)(10)			58.33			66.91

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS security yields are based upon amortized cost which is adjusted for premiums and discounts.
(3)There were no nontaxable securities included in the average balance of investment securities for the quarters ended September 30, 2025 and June 30, 2025, or for the year ended September 30, 2025. The average balance of investment securities includes an average balance of nontaxable securities of $51 thousand for the year ended September 30, 2024.
(4)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(5)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets. Management believes the net interest margin is important to investors as it is a profitability measure for financial institutions.
(6)Return on average assets represents annualized net income as a percentage of total average assets. Management believes that the return on average assets is important to investors as it shows the Company's profitability in relation to the Company's average assets.
(7)Return on average equity represents annualized net income as a percentage of total average equity. Management believes that the return on average equity is important to investors as it shows the Company's profitability in relation to the Company's average equity.
(8)The operating expense ratio represents annualized non-interest expense as a percentage of average assets. Management believes the operating expense ratio is important to investors as it provides insight into how efficiently the Company is managing its expenses in relation to its assets. It is a financial measurement ratio that does not take into consideration changes in interest rates.
(9)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. Management believes the efficiency ratio is important to investors as it is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value generally indicates that it is costing the financial institution less money to generate revenue, related to its net interest margin and non-interest income.
(10)The table below provides a reconciliation between performance measures presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the same performance measures excluding the impact of the net loss on the securities transactions associated with the securities strategy, which are not presented in accordance with GAAP. The securities strategy was non-recurring in nature; therefore, management believes it is meaningful to investors to present certain financial measures excluding the securities strategy to better evaluate the Company's core operations. See information regarding the securities strategy in "Comparison of Operating Results for the Years Ended September 30, 2025 and 2024 - Securities Strategy to Improve Earnings".

	For the Year Ended September 30, 2024
			Excluding
			Securities
	Actual	Securities	Strategy
	(GAAP)	Strategy	(Non-GAAP)
Return on average assets	0.40%	(0.10%)	0.50%
Return on average equity	3.69	(0.97)	4.66
Efficiency Ratio	66.91	4.94	61.97
Earnings per share(11)	$0.29	$(0.08)	$0.37

(11)Earnings per share is calculated as net income divided by average shares outstanding. Management believes earnings per share is an important measure to investors as it shows the Company's earnings in relation to the Company's outstanding shares.

Loan Portfolio
The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated.

	September 30, 2025			June 30, 2025			September 30, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,774,134	3.78%	46.4%	$3,828,171	3.74%	47.6%	$3,941,952	3.60%	49.8%
Purchased	2,114,447	3.49	26.0	2,175,455	3.48	27.0	2,339,748	3.44	29.5
Construction	16,054	6.17	0.2	14,860	6.27	0.2	22,970	6.05	0.3
Total	5,904,635	3.68	72.6	6,018,486	3.65	74.8	6,304,670	3.55	79.6
Commercial:
Commercial real estate	1,709,990	5.82	21.0	1,561,691	5.76	19.4	1,191,624	5.43	15.0
Commercial and industrial	210,119	6.92	2.6	184,390	6.94	2.3	129,678	6.66	1.6
Commercial construction	195,886	6.42	2.4	165,760	6.39	2.1	187,676	6.40	2.4
Total	2,115,995	5.98	26.0	1,911,841	5.93	23.8	1,508,978	5.65	19.0
Consumer loans:
Home equity	104,809	8.15	1.3	103,564	8.17	1.3	99,988	8.90	1.3
Other	8,436	5.55	0.1	9,109	5.83	0.1	9,615	5.72	0.1
Total	113,245	7.96	1.4	112,673	7.99	1.4	109,603	8.62	1.4
Total loans receivable	8,133,875	4.34	100.0%	8,043,000	4.25	100.0%	7,923,251	4.02	100.0%

Less:
ACL	24,039			22,808			23,035
Deferred loan fees/discounts	31,268			31,159			30,336
Premiums/deferred costs	(33,393)			(34,521)			(37,458)
Total loans receivable, net	$8,111,961			$8,023,554			$7,907,338

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Year Ended
	September 30, 2025		September 30, 2025
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$8,043,000	4.25%	$7,923,251	4.02%
Originated and refinanced	339,247	6.59	1,149,469	6.80
Purchased and participations	11,952	6.85	104,431	7.10
Change in undisbursed loan funds	11,760		(14,556)
Repayments	(271,802)		(1,026,401)
Principal (charge-offs)/recoveries, net	(66)		(198)
Other	(216)		(2,121)
Ending balance	$8,133,875	4.34	$8,133,875	4.34

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average LTV ratio, and average balance per loan as of September 30, 2025. Credit scores were updated in September 2025 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,774,134	63.9%	3.78%	770	58%	$170
Purchased	2,114,447	35.8	3.49	768	60	382
Construction	16,054	0.3	6.17	775	45	334
	$5,904,635	100.0	3.68	769	59	213

The following table presents origination and refinance activity for our one- to four-family loan portfolio, excluding endorsement activity, along with the weighted average rate, weighted average LTV and weighted average credit score for the time periods presented. As of September 30, 2025, the Bank had one- to four-family loan and refinance commitments totaling $42.0 million at a weighted average rate of 6.29%.

For the Three Months Ended				For the Year Ended
September 30, 2025				September 30, 2025
			Credit				Credit
Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
(Dollars in thousands)
$69,577	6.26%	74%	771	$291,266	6.17%	74%	768

Commercial Loans: The table below presents commercial loan origination and participation activity for the time periods presented, along with weighted average LTV and weighted average DSCR. For commercial real estate and commercial construction loans, the LTV ratio is calculated using the gross loan amount (composed of unpaid principal and undisbursed amounts) and the collateral value at the time of origination. For existing real estate, the "as is" value is used. If the property is to be constructed, the "as completed" value of the collateral is utilized. The DSCR is calculated based on historical borrower performance, or projected borrower performance for newly formed entities with no performance history.

	For the Three Months Ended September 30, 2025
	Originated		Participation		Total		Weighted	Weighted
	Amount	Rate	Amount	Rate	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Commercial real estate	$187,667	6.45%	$—	—%	$187,667	6.45%	74%	1.62x
Commercial and industrial	31,903	6.88	—	—	31,903	6.88	N/A	2.71
Commercial construction	31,622	7.04	11,952	6.85	43,574	6.99	72	1.20
	$251,192	6.58	$11,952	6.85	$263,144	6.59	74	1.68

	For the Year Ended September 30, 2025
	Originated		Participation		Total		Weighted	Weighted
	Amount	Rate	Amount	Rate	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Commercial real estate	$493,115	6.74%	$35,726	7.02%	$528,841	6.76%	62%	1.66x
Commercial and industrial	176,964	7.26	900	7.25	177,864	7.26	N/A	2.32
Commercial construction	127,387	7.22	67,805	7.14	195,192	7.19	75	1.50
	$797,466	6.93	$104,431	7.10	$901,897	6.95	65	1.76

The following table presents commercial loan disbursements, excluding lines of credit, during the year ended September 30, 2025.

	Amount	Rate
	(Dollars in thousands)
Commercial real estate	$533,719	6.64%
Commercial and industrial	107,841	7.31
Commercial construction	211,824	6.68
	$853,384	6.73

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. Management anticipates fully funding the majority of the undisbursed amounts, as most are not cancellable by the Bank.

	September 30, 2025				June 30, 2025	September 30, 2024
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Hotel	28	$545,782	$57,342	$603,124	$585,080	$323,396
Senior housing	52	464,611	19,348	483,959	357,573	332,334
Multi-family	34	262,414	102,902	365,316	356,347	359,707
Retail building	134	285,159	49,506	334,665	320,377	316,261
Office building	75	131,316	4,742	136,058	129,297	127,961
One- to four-family property	316	66,112	4,308	70,420	70,648	63,416
Warehouse/manufacturing	45	55,181	3,672	58,853	56,987	34,656
Land	25	34,829	776	35,605	34,728	32,943
Single use building	26	33,456	262	33,718	34,109	43,438
Other	34	27,016	1,176	28,192	26,709	29,070
	769	$1,905,876	$244,034	$2,149,910	$1,971,855	$1,663,182

Weighted average rate		5.88%	6.90%	5.99%	5.96%	5.77%

The following table presents the unpaid principal balance of non-owner occupied and owner occupied loans within the Bank's commercial real estate loan portfolio as of the dates indicated.

	September 30, 2025	June 30, 2025	September 30, 2024
	(Dollars in thousands)
Non-owner occupied	$1,271,905	$1,135,243	$886,101
Owner occupied	$167,925	$163,745	165,334

The following table presents management's funding expectations for the Bank's commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of September 30, 2025. Due to the nature of a revolving line of credit, management is unable to project funding expectations for those balances, so those amounts are presented separately.

	Projected Disbursements for the Quarters Ending
	December 31, 2025	March 31, 2026	June 30, 2026	Thereafter	Revolving Lines of Credit	Total
	(Dollars in thousands)
Undisbursed amounts	$75,856	$61,735	$50,395	$48,684	$7,364	$244,034
Commitments	39,606	9,250	27,000	85,038	—	160,894
	$115,462	$70,985	$77,395	$133,722	$7,364	$404,928

Weighted average rate	6.71%	6.97%	6.94%	6.89%	7.32%	6.87%

The following table summarizes the Bank's commercial real estate and commercial construction loans by the state in which the collateral is located, as of the dates indicated.

	September 30, 2025				June 30, 2025	September 30, 2024
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	562	$738,887	$60,940	$799,827	$723,192	$713,437
Missouri	125	305,078	49,694	354,772	310,569	313,146
Texas	21	289,481	23,324	312,805	318,484	348,066
Arizona	6	105,934	16,495	122,429	122,434	15,452
New York	2	109,828	—	109,828	110,000	60,000
California	5	90,256	6,592	96,848	95,318	15,040
Colorado	13	58,341	25,858	84,199	60,920	50,017
Tennessee	4	41,495	15,286	56,781	40,439	35,973
Nebraska	7	17,068	27,139	44,207	38,366	32,422
Other	24	149,508	18,706	168,214	152,133	79,629
	769	$1,905,876	$244,034	$2,149,910	$1,971,855	$1,663,182

The following table presents the Bank's commercial real estate and commercial construction loans by unpaid principal balance, aggregated by type of primary collateral and state, along with weighted average LTV and weighted average DSCR as of September 30, 2025. The LTV is calculated using the gross loan amount (composed of unpaid principal and undisbursed amounts) as of September 30, 2025 and the most current collateral value available, which is most often the value at origination/purchase. The DSCR is calculated at the time of origination and is updated at the time of subsequent loan renewals, financial reviews (for applicable loans and lending relationships), and any other time management is aware of changes that may impact the DSCR. The DSCR presented in the table below is based on the DSCR at the time of origination unless an updated DSCR has been calculated or the loan has reached the end of its stabilization period. In general, commercial borrowers with total loans of $2.5 million or more are reviewed at least annually to monitor financial performance.

	Kansas	Missouri	Texas	New York	Arizona	California	Other	Total
	(Dollars in thousands)
Hotel	$41,385	$18,059	$141,960	$109,828	$102,093	$85,935	$46,522	$545,782
Senior housing	249,912	142,168	—	—	—	—	72,531	464,611
Retail building	91,574	44,050	66,714	—	—	—	82,821	285,159
Multi-family	185,815	48,318	20,000	—	—	—	8,281	262,414
Office building	57,441	7,945	59,907	—	142	—	5,881	131,316
One- to four-family property	44,922	4,592	—	—	3,325	1,620	11,653	66,112
Warehouse/manufacturing	35,269	16,729	—	—	—	—	3,183	55,181
Land	7,039	153	900	—	—	—	26,737	34,829
Single use building	12,126	18,255	—	—	374	2,701	—	33,456
Other	13,404	4,809	—	—	—	—	8,803	27,016
	$738,887	$305,078	$289,481	$109,828	$105,934	$90,256	$266,412	$1,905,876

Weighted LTV	66%	68%	52%	47%	51%	50%	66%	61%
Weighted DSCR	1.84x	1.54x	1.41x	1.55x	1.44x	1.49x	1.69x	1.65x

The following table presents the unpaid principal balance of the Bank's commercial real estate and commercial construction loans aggregated by type of primary collateral, along with weighted average rate, LTV, and DSCR as of September 30, 2025.

		Unpaid	Weighted	Weighted	Weighted
	Count	Principal	Rate	LTV	DSCR
	(Dollars in thousands)
Hotel	28	$545,782	6.46%	52%	1.32x
Senior housing	52	464,611	5.11	73	1.52
Retail building	134	285,159	5.32	60	2.02
Multi-family	34	262,414	6.09	64	1.27
Office building	75	131,316	6.44	53	1.94
One- to four-family property	316	66,112	6.08	57	2.42
Warehouse/manufacturing	45	55,181	6.28	65	2.40
Land	25	34,829	6.53	68	3.95
Single use building	26	33,456	6.17	62	1.94
Other	34	27,016	5.84	54	2.05
	769	$1,905,876	5.88	61	1.65

The following table presents the Bank's commercial real estate and construction loans, including unpaid principal and undisbursed amounts, along with outstanding loan commitments as of September 30, 2025, categorized by aggregate gross loan and commitment amount, along with average loan amount, and weighted average rate, LTV, and DSCR. For loans over $50.0 million, there were $266.5 million related to hotels in Arizona, California, New York, and Texas, $143.1 million related to multi-family properties in Kansas, and $59.5 million related to an office building in Texas.

		Gross Loan
		and Commitment	Average	Weighted	Weighted	Weighted
	Count	Amounts	Amount	Rate	LTV	DSCR
	(Dollars in thousands)
Greater than $50 million	7	$469,057	$67,008	6.31%	54%	1.37x
>$30 to $50 million	11	415,669	37,788	6.10	63	1.34
>$20 to $30 million	16	384,413	24,026	6.22	66	1.30
>$15 to $20 million	11	188,214	17,110	6.39	66	1.26
>$10 to $15 million	15	183,798	12,253	6.24	70	1.77
>$5 to $10 million	36	255,724	7,103	5.52	70	1.76
$1 to $5 million	126	295,633	2,346	5.38	59	2.02
Less than $1 million	556	118,296	213	6.29	53	3.20
	778	$2,310,804	2,970	6.05	62	1.60

The following table summarizes the Bank's commercial and industrial loans by loan purpose as of the dates indicated. Of the $301.9 million of commercial and industrial loans at September 30, 2025, 63%, or $190.2 million, had a gross loan balance of $5 million or more. The largest commercial and industrial lending relationship at September 30, 2025 had a gross loan balance of $81.7 million, which represented 27% of the gross commercial and industrial loan balance at September 30, 2025. In addition, the Bank had four commercial and industrial loan commitments totaling $15.7 million, with a weighted average rate of 7.03%, at September 30, 2025. No commitments are presented in the table below. The recent growth in this portfolio aligns with the Bank's strategy to grow all aspects of commercial banking. Management anticipates growth will continue in the commercial and industrial loan portfolio but it will likely fluctuate over time due to the nature of these loans.

	September 30, 2025				June 30, 2025	September 30, 2024
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Working capital	193	$79,264	$74,703	$153,967	$151,642	$74,097
Purchase equipment	64	47,043	7,158	54,201	55,646	15,457
Purchase/refinance business assets	47	45,579	4,226	49,805	40,145	37,950
Finance/lease vehicle	190	33,631	2,775	36,406	26,769	28,318
Other	20	4,602	2,906	7,508	6,993	7,735
	514	$210,119	$91,768	$301,887	$281,195	$163,557

Weighted average rate		6.92%	7.10%	6.97%	7.03%	6.89%

The following table summarizes the Bank's commercial and industrial loans by the state in which the borrower is located, as of September 30, 2025.

	Unpaid	Undisbursed	Gross Loan
	Principal	Amount	Amount
	(Dollars in thousands)
Kansas	$122,547	$82,061	$204,608
Missouri	37,788	170	37,958
Arizona	12,099	—	12,099
Ohio	5,865	4,135	10,000
California	7,882	2,000	9,882
Other	23,938	3,402	27,340
	$210,119	$91,768	$301,887

The following table presents the Bank's commercial and industrial loan portfolio, including unpaid principal and undisbursed amounts, along with outstanding loan commitments as of September 30, 2025, categorized by aggregate gross loan and commitment amounts and average loan amount. For loans over $15.0 million, there was $54.7 million related to working capital loans in Kansas and $29.9 million related to a loan to purchase equipment in Missouri.

		Gross Loan
		and Commitment	Average
	Count	Amounts	Amount	DSCR
	(Dollars in thousands)
Greater than $15 million	3	$84,619	$28,206	1.56x
>$10 to $15 million	3	36,325	12,108	2.37
>$5 to $10 million	10	79,288	7,929	1.46
>$1 to $5 million	24	55,827	2,326	9.38
>$500 thousand to $1 million	30	21,983	733	4.75
Less than $500 thousand	448	39,574	88	3.87
	518	$317,616	613	3.51

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at September 30, 2025, approximately 49% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO. The increase in nonaccrual commercial real estate loans from March 31, 2025 to June 30, 2025 and September 30, 2025 was due primarily to two participation loans related to the same borrowing relationship that were moved to substandard during the June 30, 2025 quarter. See the asset classification discussion below for additional information regarding these loans.

	Loans Delinquent for 30 to 89 Days at:
	September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	68	$7,338	77	$9,617	73	$8,072	79	$9,768	69	$8,884
Purchased	13	3,221	15	2,958	12	3,107	12	3,020	14	3,117
Commercial:
Commercial real estate	7	1,236	6	1,654	5	2,472	7	18,373	11	2,996
Commercial and industrial	1	32	8	1,166	2	348	1	125	4	391
Consumer	22	520	27	634	24	441	35	679	35	642
	111	$12,347	133	$16,029	116	$14,440	134	$31,965	133	$16,030
30 to 89 days delinquent loans
to total loans receivable, net		0.15%		0.20%		0.18%		0.40%		0.20%

	Non-Performing Loans and OREO at:
	September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	29	$2,754	23	$2,168	30	$2,814	26	$2,338	29	$2,274
Purchased	6	1,524	6	1,875	10	2,585	12	5,099	13	5,559
Commercial:
Commercial real estate	11	3,123	12	3,387	11	3,315	7	2,038	7	1,163
Commercial and industrial	2	210	5	412	4	376	3	309	2	82
Consumer	10	94	12	176	19	473	22	356	20	436
	58	7,705	58	8,018	74	9,563	70	10,140	71	9,514

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.09%		0.10%		0.12%		0.13%		0.12%

Nonaccrual loans less than 90 Days Delinquent:(1)
Commercial:
Commercial real estate	3	$40,249	3	$40,338	5	$1,128	6	$1,096	3	$326
Commercial and industrial	2	109	1	97	2	142	1	125	2	252
	5	40,358	4	40,435	7	1,270	7	1,221	5	578
Total nonaccrual loans	63	48,063	62	48,453	81	10,833	77	11,361	76	10,092

Nonaccrual loans as a percentage of total loans		0.59%		0.60%		0.14%		0.14%		0.13%

OREO:
One- to four-family:
Originated(2)	1	$62	1	$92	—	$—	—	$—	1	$55
Consumer	1	135	—	—	—	—	—	—	—	—
	2	197	1	92	—	—	—	—	1	55
Total non-performing assets	65	$48,260	63	$48,545	81	$10,833	77	$11,361	77	$10,147

Non-performing assets as a percentage of total assets		0.49%		0.50%		0.11%		0.12%		0.11%

(1)Includes loans required to be reported as nonaccrual pursuant to internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents the amortized cost of loans classified as special mention or substandard at the dates presented. See below for further discussion on the changes in commercial real estate loan classifications across periods.

	September 30, 2025		June 30, 2025		September 30, 2024
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$13,055	$20,616	$12,583	$21,524	$17,528	$22,715
Commercial:
Commercial real estate	59,993	45,550	8,111	84,771	16,169	2,302
Commercial and industrial	399	473	882	1,201	413	335
Consumer	326	322	365	323	326	487
	$73,773	$66,961	$21,941	$107,819	$34,436	$25,839

Special Mention: The increase in commercial real estate special mention loans at September 30, 2025 compared to June 30, 2025 was due mainly to a $36.3 million hotel participation loan that moved from substandard at June 30, 2025 to special mention at September 30, 2025, as well as to a $15.3 million Community Reinvestment Act ("CRA") loan that was classified as special mention at September 30, 2025.

The $36.3 million hotel participation loan improved from substandard to special mention during the current quarter due to actions taken by the borrower to strengthen the credit, along with continued improvement in the occupancy and cashflow of the related property. As of September 30, 2025, the loan was not delinquent and the Bank's LTV was 44% based on an appraisal completed approximately two years ago. The $15.3 million CRA loan was classified as special mention during the current quarter because the underlying property has been slow to stabilize and the borrower was delinquent on payments during the current fiscal year; however, the loan has not been 90 or more days delinquent since origination and was not delinquent at September 30, 2025. Based on the original appraisal completed approximately four years ago, the Bank's LTV was 76% as of September 30, 2025.

Substandard: The increase in substandard commercial real estate loans at September 30, 2025 compared to September 30, 2024 was due mainly to two participation loans related to the same borrowing relationship, for $40.2 million as of September 30, 2025 and secured by a hotel. The borrower is working on a recapitalization plan which is anticipated to be completed later in calendar year 2025 or early in calendar year 2026. During the previous quarter, the Bank entered into an agreement with the borrower which allows the borrower to not make payments until later in calendar year 2025 to allow time to complete the recapitalization process. As a result, the loans were considered nonaccrual and classified as substandard as of September 30, 2025 and June 30, 2025. The loans were not delinquent at September 30, 2025 or June 30, 2025 due to the terms of the agreement. As of September 30, 2025, the combined Bank LTV on the loans was 45% based on an appraisal completed in the past six months. The Bank has had a participation relationship with the lead bank of these two loans for over ten years, and the Bank holds the same percentage interest in the loans as the lead bank. Both loans are recourse with a personal guaranty and have strong LTVs. The borrower group (developer, owner and guarantors) are seasoned commercial real estate developers with over 40 years of experience. There have been no charge-offs, nor has management set aside a specific valuation allowance associated with these loans as of September 30, 2025, due to the strong LTVs.

Allowance for Credit Losses: The Bank utilizes a discounted cash flow model for estimating expected credit losses for pooled loans and loan commitments. Expected credit losses are determined by calculating projected future loss rates which are dependent upon forecasted economic indices and applying qualitative factors when deemed appropriate by management. At September 30, 2025, management applied qualitative factors to account for large dollar commercial real estate loan concentrations and potential risk of loss in market value for newer one- to four-family loans. These qualitative factors were applied to account for credit risks not fully reflected in the discounted cash flow model.

In order to model the probabilities of default used in the discounted cash flow model, the model pairs the results of a regression analysis with an economic forecast for each loan pool in the model. The regression analyses are determined by comparing historical loss rates to related economic indices. The historical loss rates are determined by using the Company's historical loss experience, or peer data when the Company's own historical loss rates are not reflective of future loss expectations. During the current year, the Company updated the regression analyses used in the model which resulted in some changes to the amounts and levels of ACL calculated by the model for commercial loans. See additional discussion below. The regression analyses were updated in order to assist management in estimating expected credit losses in the commercial loan portfolio due to growth in this portfolio, including growth in market areas outside of the Bank's local market footprint.

Management applied a qualitative factor for large dollar commercial real estate loan concentrations. The Company's commercial real estate loans generally have low LTVs and strong DSCRs which serve as indicators that losses in the commercial real estate loan portfolios might be unlikely; however, because there is uncertainty surrounding the nature, timing and amount of expected losses, management believes that in the event of a realized loss within the large dollar commercial real estate loan pool, the magnitude of such a loss could be significant. The large dollar commercial real estate loan concentration qualitative factor addresses the risk associated with a large dollar relationship deteriorating due to a loss event. As part of its analysis, management considered external data including historical commercial real estate price index trending information from a variety of sources to help determine the amount of this qualitative factor.

For one- to four-family loans, management believes there is a risk of loss in market value in an economic downturn related to, in particular, newer originations where property values have not experienced price appreciation like more seasoned loans in our portfolio and applied a qualitative factor to account for this risk. To determine the appropriate amount of the one- to four-family loan qualitative factor as of September 30, 2025, management considered external historical home price index trending information, along with historical loan loss experience and portfolio balance trending, the one-to four-family loan portfolio composition with regard to loan size, and management's knowledge of the Bank's loan portfolio and the one- to four-family lending industry.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	Distribution of ACL			Ratio of ACL to Loans Receivable
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2025	2025	2024	2025	2025	2024
	(Dollars in thousands)
One- to four-family	$3,046	$3,532	$3,673	0.05%	0.06%	0.06%
Commercial:
Commercial real estate	15,809	14,362	15,719	0.92	0.92	1.32
Commercial and industrial	2,499	2,441	1,186	1.19	1.32	0.91
Commercial construction	2,468	2,236	2,249	1.26	1.35	1.20
Total commercial	20,776	19,039	19,154	0.98	1.00	1.27
Consumer	217	237	208	0.19	0.21	0.19
Total	$24,039	$22,808	$23,035	0.30	0.28	0.29

The increase in the ratio of the ACL to total loans as of September 30, 2025 from June 30, 2025 and September 30, 2024 was due mainly to changes in the loan portfolio mix due to continued growth in commercial loans which have a higher ACL to total loan ratio than one-to four-family loans. The ratio increase between September 30, 2024 and September 30, 2025 was partially offset by the regression analyses update discussed above. Based on management's evaluation of the credit risk within the Bank's commercial real estate loan portfolio, taking into consideration DSCRs and LTVs, management believes the Bank's ACL ratio for commercial real estate loans is appropriate for the credit risk. See additional discussion regarding the Bank's commercial real estate loan DSCRs and LTVs in the "Loan Portfolio - Commercial Loans" section above.

Historically, the Bank has maintained very low delinquency ratios and net charge-off rates. Over the past two years, the Bank's highest ratio of commercial loans 90 days or more delinquent to total commercial loans at a quarter end was 0.22%. The highest such ratio for one- to four-family originated and correspondent loans, combined, was 0.12%. The amount of total net charge-offs during the current quarter and current fiscal year was $66 thousand and $198 thousand, respectively. The majority of the net charge-offs during the current fiscal year related to one single-family bulk purchased loan. During the 10-year period ended September 30, 2025, the Bank recognized $999 thousand of total net charge-offs. As of September 30, 2025, the ACL balance was $24.0 million and the reserve for off-balance sheet credit exposures totaled $5.5 million, which management believes is adequate for the credit risk characteristics in our loan portfolio.

The following table presents ACL activity and related ratios at the dates and for the periods indicated. The $1.3 million provision for credit losses related to the ACL for the three months ended September 30, 2025 was partially offset by a $778 thousand release of provision for credit losses on the reserve for off-balance sheet credit exposures, which resulted in a provision for credit losses of $519 thousand for the current quarter. On October 1, 2023, the Bank adopted Accounting Standards Update ("ASU") 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures ("ASU 2022-02"), which eliminated the accounting guidance for troubled debt restructurings by creditors. The Company applied a modified retrospective approach when adopting ASU 2022-02, resulting in a cumulative-effect adjustment which is reflected in the table below ("ASU 2022-02 Adoption").

	For the Three Months Ended	For the Year Ended
	September 30, 2025	September 30, 2025	September 30, 2024
	(Dollars in thousands)
Balance at beginning of period	$22,808	$23,035	$23,759
ASU 2022-02 Adoption	—	—	20
Charge-offs:
One- to four-family	(3)	(116)	—
Commercial	(62)	(62)	(80)
Consumer	(37)	(93)	(80)
Total charge-offs	(102)	(271)	(160)
Recoveries:
One- to four-family	12	19	28
Commercial	23	46	5
Consumer	1	8	16
Total recoveries	36	73	49
Net (charge-offs) recoveries	(66)	(198)	(111)
Provision for credit losses	1,297	1,202	(633)
Balance at end of period	$24,039	$24,039	$23,035

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.14	0.68	1.12
ACL to non-performing loans at end of period	50.02	50.02	228.25
ACL to loans receivable at end of period	0.30	0.30	0.29
ACL to net charge-offs (annualized)	90x	121x	207x

The balance of the reserve for off-balance sheet credit exposures was $5.5 million at September 30, 2025, compared to $6.3 million at June 30, 2025. The decrease of $778 thousand from June 30, 2025 was due primarily to a decrease in commercial off-balance sheet credit exposures. As noted above, the decrease in the reserve for off-balance sheet credit exposures was entirely offset by a $1.3 million provision for credit losses related to the ACL for loans, resulting in a provision for credit losses of $519 thousand for three months ended September 30, 2025.

Securities Portfolio
The following table presents the distribution of our securities portfolio, at amortized cost, at September 30, 2025. Overall, fixed-rate securities comprised 91% of our securities portfolio at September 30, 2025. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$843,369	5.45%	4.8
Corporate bonds	4,000	5.12	6.6
	$847,369	5.45	4.8

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the periods presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after the most recent three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Year Ended
	September 30, 2025			September 30, 2025
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$956,229	5.47%	4.6	$856,266	5.63%	5.2
Maturities and repayments	(86,796)			(233,986)
Net amortization of (premiums)/discounts	805			3,296
Purchases	—	—	—	248,207	4.97	7.5
Change in valuation on AFS securities	(3,022)			(6,567)
Ending balance - carrying value	$867,216	5.45	4.8	$867,216	5.45	4.8

Deposit Portfolio
The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The decrease in the deposit portfolio rate at September 30, 2025 compared to September 30, 2024 was due mainly to lower rates on retail certificates of deposit.

	September 30, 2025			June 30, 2025			September 30, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$601,371	—%	9.1%	$579,595	—%	9.0%	$549,596	—%	9.0%
Interest-bearing checking	859,256	0.21	13.0	884,838	0.24	13.8	847,542	0.23	13.8
High yield savings	460,712	3.88	7.0	408,018	3.88	6.4	96,241	4.09	1.6
Other savings	423,942	0.07	6.5	433,188	0.07	6.7	444,331	0.11	7.2
Money market	1,233,487	1.29	18.7	1,203,917	1.22	18.7	1,226,962	1.46	20.0
Certificates of deposit	3,012,680	3.74	45.7	2,921,581	3.81	45.4	2,965,310	4.25	48.4
	$6,591,448	2.26	100.0%	$6,431,137	2.24	100.0%	$6,129,982	2.45	100.0%

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio, split between retail non-maturity deposits, commercial non-maturity deposits, and certificates of deposit at the dates presented.

	September 30, 2025			June 30, 2025			September 30, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Retail non-maturity deposits:
Non-interest-bearing checking	$409,722	—%	6.2%	$415,066	—%	6.5%	$418,790	—%	6.8%
Interest-bearing checking	790,783	0.08	12.0	810,027	0.09	12.6	799,407	0.10	13.0
High yield savings	460,712	3.88	7.0	408,018	3.88	6.4	96,241	4.09	1.6
Other savings	420,330	0.07	6.4	429,778	0.07	6.6	441,265	0.11	7.2
Money market	1,050,841	1.07	15.9	1,088,623	1.07	16.9	1,149,212	1.37	18.7
Total	3,132,388	0.96	47.5	3,151,512	0.91	49.0	2,904,915	0.73	47.4
Commercial non-maturity deposits:
Non-interest-bearing checking	191,649	—	2.9	164,529	—	2.5	130,806	—	2.1
Interest-bearing checking	68,473	1.72	1.0	74,811	1.89	1.2	48,135	2.40	0.8
Savings	3,612	0.05	0.1	3,410	0.05	0.1	3,066	0.05	0.1
Money market	182,646	2.52	2.8	115,294	2.58	1.8	77,750	2.72	1.3
Total	446,380	1.29	6.8	358,044	1.23	5.6	259,757	1.26	4.2
Certificates of deposit:
Retail certificates of deposit	2,828,982	3.73	43.0	2,745,213	3.80	42.7	2,830,579	4.23	46.2
Commercial certificates of deposit	61,819	3.64	0.9	59,695	3.69	0.9	58,236	4.40	1.0
Public unit certificates of deposit	121,879	4.06	1.8	116,673	4.12	1.8	76,495	4.62	1.2
Total	3,012,680	3.74	45.7	2,921,581	3.81	45.4	2,965,310	4.25	48.4

	$6,591,448	2.26	100.0%	$6,431,137	2.24	100.0%	$6,129,982	2.45	100.0%

The following table presents the amount, weighted average rate, and percent of total for total retail deposits, commercial deposits, and public unit certificates of deposit at the dates noted.

	September 30, 2025			June 30, 2025			September 30, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Total retail deposits	$5,961,370	2.28%	90.5%	$5,896,725	2.25%	91.7%	$5,735,494	2.46%	93.6%
Total commercial deposits	508,199	1.58	7.7	417,739	1.58	6.5	317,993	1.84	5.2
Public unit certificates of deposit	121,879	4.06	1.8	116,673	4.12	1.8	76,495	4.62	1.2
Total	$6,591,448	2.26	100.0%	$6,431,137	2.24	100.0%	$6,129,982	2.45	100.0%

As of September 30, 2025, approximately $990.2 million (or approximately 15%) of the Bank's Call Report deposit balance was uninsured, of which approximately $567.3 million (or approximately 8% of the Bank's Call Report deposit balance) related to commercial and retail deposit accounts, with the remainder mainly comprised of fully collateralized public unit deposits and intercompany accounts. The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

Borrowings
The following table presents the maturity of term borrowings, which consist of FHLB advances, along with associated weighted average contractual and effective rates as of September 30, 2025. Amortizing FHLB advances are presented based on their maturity dates versus their quarterly scheduled repayment dates.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2026	$425,000	2.11%	2.30%
2027	742,500	3.49	3.56
2028	565,984	4.32	4.12
2029	132,500	4.45	4.45
2030	85,000	4.20	4.20
	$1,950,984	3.53	3.54

(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the period shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. Line of credit borrowings and finance leases are excluded from the table. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity as of the first and last days of the period presented. During the current year, the Bank prepaid fixed-rate FHLB advances with a weighted average remaining term of 0.6 years totaling $200.0 million with a weighted average contractual interest rate of 4.70% and replaced these advances with $200.0 million of fixed-rate FHLB advances with a weighted average contractual interest rate of 3.83% and a weighted average term of 2.5 years. The weighted average effective interest rate of the new advances was 3.93%, which includes the impact of deferred prepayment penalties being recognized over the life of the new advances. This activity is reflected in the table below.

	For the Three Months Ended			For the Year Ended
	September 30, 2025			September 30, 2025
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,072,152	3.52%	1.7	$2,180,656	3.29%	1.6
Maturities and repayments	(121,168)	3.30		(879,672)	3.39
New FHLB borrowings	—	—	—	650,000	4.13	2.9
Ending balance	$1,950,984	3.54	1.5	$1,950,984	3.54	1.5

In October 2025, the Bank refinanced a $50.0 million fixed-rate advance with a weighted average effective rate of 4.03% and a WAL of 0.5 years, and replaced it with a $50.0 million fixed-rate advance with a weighted average effective rate of 3.64% and a WAL of 2.0 years. This transaction resulted in prepayment fees of $11 thousand which will be recognized in interest expense over the life of the new FHLB advance. Following the refinance, the Bank's FHLB advance portfolio totaled $1.95 billion with a weighted average effective rate of 3.53% and a WAL of 1.5 years. Management will continue to monitor opportunities for wholesale funding and may pay down FHLB advances in future periods. The Bank may also renew certain fixed-rate advances in the future using adjustable-rate advances in order to better match the repricing characteristics of its increasing commercial loan portfolio.

Maturities of Interest-Bearing Liabilities
The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing FHLB advances for the next four quarters as of September 30, 2025.

	December 31,	March 31,	June 30,	September 30,
	2025	2026	2026	2026	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$624,804	$403,612	$593,431	$463,792	$2,085,639
Repricing Rate	3.94%	3.66%	3.82%	3.66%	3.79%
Public Unit Certificates:
Amount	$14,476	$43,772	$9,001	$16,380	$83,629
Repricing Rate	3.87%	4.11%	4.22%	3.94%	4.05%
Non-Amortizing FHLB Advances:
Amount	$100,000	$100,000	$100,000	$125,000	$425,000
Repricing Rate	1.09%	1.60%	2.51%	3.66%	2.30%
Total
Amount	$739,280	$547,384	$702,432	$605,172	$2,594,268
Repricing Rate	3.55%	3.32%	3.64%	3.67%	3.55%

The following table sets forth the WAM information for our certificates of deposit, in years, as of September 30, 2025.

Retail certificates of deposit	0.8
Commercial certificates of deposit	0.7
Public unit certificates of deposit	0.8
Total certificates of deposit	0.8

Average Rates and Lives
At September 30, 2025, the gap between the amounts of the Bank's interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(983.6) million, or (10.1)% of total assets, compared to $(963.3) million, or (9.9)% of total assets, at June 30, 2025. The change in the one-year gap amount was due primarily to a net increase in the amount of projected interest-bearing liability cash flows coming due in one year. The increase in liability cash flows was primarily related to the certificate of deposit portfolio as customer balances scheduled to mature within one year increased. The increase in projected asset cash flows was primarily in the Bank's loan portfolio as well as an increase in the balance of cash between the two periods.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of September 30, 2025, the Bank's one-year gap would have been projected to be $(1.19) billion, or (12.2)% of total assets. If interest rates were to decrease 200 basis points, as of September 30, 2025, the Bank's one-year gap would have been projected to be $(570.8) million, or (5.8)% of total assets. The changes in the gap amounts compared to when there is no change in rates was due to changes in the anticipated net cash flows primarily as a result of projected prepayments on mortgage-related assets in each rate environment. In higher rate environments, prepayments on mortgage-related assets are projected to be lower, and in lower rate environments, prepayments are projected to be higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of September 30, 2025. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$867,216	5.45%	3.4		9.3%
Loans receivable:
Fixed-rate one- to four-family	5,000,714	3.51	6.7	61.5%	53.4
Fixed-rate commercial	652,018	5.42	2.0	8.0	7.0
All other fixed-rate loans	34,356	7.14	7.1	0.4	0.4
Total fixed-rate loans	5,687,088	3.75	6.2	69.9	60.8
Adjustable-rate one- to four-family	887,867	4.48	4.0	10.9	9.5
Adjustable-rate commercial	1,463,977	6.03	3.5	18.0	15.7
All other adjustable-rate loans	94,943	7.91	3.2	1.2	1.0
Total adjustable-rate loans	2,446,787	5.54	3.7	30.1	26.2
Total loans receivable	8,133,875	4.29	5.4	100.0%	87.0
FHLB stock	90,662	9.22	1.8		1.0
Cash and cash equivalents	252,443	3.77	—		2.7
Total interest-earning assets	$9,344,196	4.43	5.0		100.0%

Non-maturity deposits	$2,977,397	1.21	5.2	49.7%	37.5%
Retail certificates of deposit	2,828,982	3.73	0.8	47.2	35.6
Commercial certificates of deposit	61,819	3.61	0.7	1.0	0.8
Public unit certificates of deposit	121,879	4.06	0.8	2.1	1.5
Total interest-bearing deposits	5,990,077	2.48	3.0	100.0%	75.4
Term borrowings	1,952,047	3.53	1.5		24.6
Total interest-bearing liabilities	$7,942,124	2.74	2.6		100.0%